EXHIBIT 99.2

AMENDMENT NO. 1 TO PIONEER NATURAL RESOURCES COMPANY

AMENDED AND RESTATED 2006 LONG-TERM INCENTIVE PLAN

This AMENDMENT NO. 1 (this “Amendment”) to the Pioneer Natural Resources Company Amended and Restated 2006 Long-Term Incentive Plan, effective as of May 19, 2016 (the “Plan”) of Pioneer Natural Resources Company, a Delaware corporation (the “Company”) is effective as of January 12, 2021 (the “Amendment Effective Date”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

WHEREAS, the Company maintains the Plan and pursuant to Section 10(c) thereof, the Company may amend the Plan;

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 20, 2020, between the Company, Pearl First Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Pearl Second Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, Pearl Opco Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, Parsley Energy, Inc., a Delaware corporation, and Parsley Energy, LLC, a Delaware limited liability company, the Company assumed 879,575 shares of common stock, par value $0.01 per share, of the Company (the “Assumed Shares”) that were available for issuance under the Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan, to be issued pursuant to the Plan in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the NYSE Listed Company Manual (the “Parsley Plan Assumption”); and

WHEREAS, the Company wishes to amend the Plan to reflect the Parsley Plan Assumption.

NOW, THEREFORE, pursuant to the powers enumerated in Section 10(c) of the Plan, the Company amends the Plan as follows, effective as of the Amendment Effective Date:

1.Section 4(a) of the Plan is hereby amended and restated to read as follows:

(a) Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for delivery in connection with Awards under this Plan, since its original inception, shall not exceed 13,479,575 shares, which includes the 3,500,000 shares approved by the Company’s stockholders on May 19, 2016 that became available as of the Effective Date and 879,575 shares assumed from the Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan (the “Parsley Shares”) that became available as of January 12, 2021. Notwithstanding anything to the contrary contained herein, (i) the Parsley Shares may not be granted pursuant to Awards to individuals who were employed immediately prior to January 12, 2021 by the Company or any of its Subsidiaries and (ii) the Parsley Shares will not be available for grant under this Plan after May 21, 2024. The total number of shares of Stock received and available for delivery in connection with ISOs under this Plan, since its original inception, shall not exceed 9,100,000 shares.

IN WITNESS WHEREOF, the Company executed this Amendment effective as of the Amendment Effective Date.

PIONEER NATURAL RESOURCES COMPANY

By: /s/ Mark H. Kleinman
Name: Mark H. Kleinman
Title: Executive Vice President and General Counsel